EXHIBIT 25.2(g)





                         INVESTMENT MANAGEMENT AGREEMENT

                          dated as of November 17, 2005

                                 BY AND BETWEEN

                       YORK ENHANCED STRATEGIES FUND, LLC,
                      a Delaware limited liability company

                                       AND

                   YORK ENHANCED STRATEGIES MANAGEMENT LLC,
                      a New York limited liability company



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1.    General Duties of the Investment Manager...............................1

2.    Duties and Obligations of the Investment Manager with Respect to the Administration of the Company......................................3

3.    Authority to Bind the Company; No Joint Venture........................5

4.    Limitations Relating to Investments....................................6

5.    Brokerage..............................................................7

6.    Compensation...........................................................7

7.    Expenses...............................................................9

8.    Services to Other Companies or Accounts................................9

9.    Standard of Care; Exculpation.........................................10

10.   Indemnification.......................................................11

11.   Term of Agreement; Events Affecting the Investment Manager;
      Survival of Certain Terms.............................................13

12.   Power of Attorney; Further Assurances.................................14

13.   Amendment of this Agreement...........................................14

14.   Notices...............................................................15

15.   Binding Nature of Agreement; Successors and Assigns...................16

16.   Entire Agreement......................................................16

17.   Costs and Expenses....................................................16

18.   Books and Records.....................................................16

19.   Confidentiality.......................................................16

20.   No Recourse...........................................................17

21.   Survival of Representations, Warranties and Indemnities...............17

22.   Remedies Cumulative...................................................18

23.   No Waiver of Rights...................................................18

24.   Headings..............................................................18

25.   Provisions Separable..................................................18

26.   Governing Law; Arbitration............................................18

27.   Execution in Counterparts.............................................18


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                                                                  EXECUTION COPY

                         INVESTMENT MANAGEMENT AGREEMENT

            This Investment Management Agreement (the "Agreement"), dated as of November 17, 2005, is made by and between York Enhanced Strategies Fund, LLC (the "Company"), a Delaware limited liability company which will be registered as a nondiversified, closed-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "Investment Company Act"), and York Enhanced Strategies Management, LLC (the "Investment Manager"), a New York limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Operating Agreement of the Company dated as of November 3, 2005 (as the same may be amended from time to time, the "Operating Agreement").


1.          General Duties of the Investment Manager.

      (a) Subject to the direction and control of the Company's Board of Directors (the "Board") and subject to and in accordance with the terms of the Operating Agreement, the Transaction Documents (as defined in the Indenture) and any Statement of Preferences for Preferred Shares (collectively, the "Principal Documents"), the policies adopted or approved by the Board, the conditions of any exemptive order obtained by or for the benefit of the Company or the Investment Manager ("Exemptive Order") from the Securities and Exchange Commission (the "SEC") and this Agreement, the Investment Manager agrees to:

            (i) supervise and direct the investment and reinvestment of the Assets;

            (ii) perform the duties set forth herein or in the Operating Agreement;

            (iii) perform on behalf of the Company those investment-related and leverage-related duties and functions assigned to the Company or the Investment Manager in the Principal Documents; and

            (iv) exercise such other powers and duties with respect to the investment-related and leverage-related functions of the Company as shall be delegated from time to time to the Investment Manager by the Board.

      (b) The Investment Manager is hereby granted, and shall have, full power and authority to take all actions and execute and deliver all necessary and appropriate documents and instruments on behalf of the Company in accordance with the Principal Documents, the policies adopted or approved by the Board and this Agreement. In performing its duties under this Agreement, the Investment Manager shall comply in all material respects with any applicable law, rule, regulation or order of any governmental entity, agency, authority or other applicable regulatory position, including, without limitation, the Investment Company Act, the Advisers Act and all rules and regulations thereunder

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            ("Applicable Law"), the conditions of any Exemptive Order and the applicable provisions of the Principal Documents.

      (c) Subject to the foregoing and the other provisions of this Agreement, and subject to the decisions of the Investment Committee (as defined in Section 4(a) hereof) and the direction and control of the Board, the Investment Manager is hereby appointed as the Company's agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with full power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Investments (as defined in Section 4(b) hereof), including, without limitation:

            (i) identifying and effecting the purchase and sale of Investments (as defined below) by the Company, selecting the dates for such purchases and sales, and otherwise directing the purchase or sale of such Investments on behalf of the Company;

            (ii) structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Company, all documentation relating to Investments to be purchased, held, exchanged or sold by the Company (including, without limitation, purchase or sale agreements, subscription agreements, option agreements, warrants, loan agreements, confidentiality agreements, commitment letters, term sheets, swap agreements, repurchase agreements and other Investment-related contracts and documents), and any amendments, modifications or supplements with respect to such documentation;

            (iii) exercising, on behalf of the Company, rights and remedies associated with Investments, including, without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of an Investment, to waive any default, including a payment default, with respect to an Investment and to take any other action which the Investment Manager deems necessary or appropriate in its sole discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to an Investment, including, without limitation, initiating and pursuing litigation;

            (iv) responding to any offer in respect of Investments by tendering the affected Investments, declining the offer or taking such other actions as the Investment Manager may determine;

            (v) exercising all voting, consent and similar rights of the Company on its behalf and advising the Company with respect to matters concerning the Investments;

            (vi) advising and assisting the Company with respect to the valuation of the Assets and liabilities;


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            (vii) retaining legal counsel and other professionals (such as financial advisers and other consultants) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Investments;

            (viii) designating the brokers, dealers, banks, clearing
                  associations, depositaries (both U.S. and non-U.S. depositaries) and other counterparties and financial institutions (collectively, "brokers and dealers") to be used for all transactions by the Company;

            (ix) consulting with the Rating Agencies at such times as may be reasonably requested by the Rating Agencies and providing the Rating Agencies with any information reasonably requested in connection with the Rating Agencies' maintenance of their ratings of the Term Preferred Shares and the Notes and their assigning credit indicators to prospective Investments, if applicable; and

            (x) taking all applicable action required or permitted to be taken under the Advisers Act, this Agreement or the Principal Documents.


2. Duties and Obligations of the Investment Manager with Respect to the Administration of the Company.

            The Investment Manager also agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Company's custodian and other service providers) to the Company. To the extent requested by the Company, the Investment Manager agrees to provide the following administrative services:

      (a) provide the Company with such assistance as the Board may request in processing subscription and/or transfer applications for the membership interests, including assistance in determining whether such applications and prospective or existing Members of the Company satisfy applicable requirements under the Operating Agreement;

      (b) oversee the determination and publication of the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board and communicated to the Investment Manager in writing;

      (c) maintain or oversee the maintenance of the books and records of the Company as required under the Investment Company Act and maintain (or oversee maintenance by other Persons) such other books and records required by Applicable Law or necessary for the proper operation of the Company in accordance with the Principal Documents;

      (d) oversee the preparation and filing of the Company's federal, state and local income tax returns and any other required tax returns or reports;


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      (e)   review the appropriateness of and arrange for payment of the
            Company's expenses;

      (f) prepare, for review and approval by officers and other authorized signatories of the Company (collectively, the "Authorized Signatories"), financial information for the Company's quarterly and annual reports and other communications with Members required or otherwise to be sent to Members, and arrange for the printing and dissemination of such reports and communications to Members;

      (g) prepare, for review by the Authorized Signatories and the Board, the Company's periodic financial reports required to be filed with the SEC on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q and such other reports, forms and filings, as may be mutually agreed upon or as may be required by Applicable Law, the Indenture or any Statement of Preferences;

      (h) prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by others;

      (i) make such reports and recommendations to the Board concerning the performance and fees of any of the Company's service providers as the Board may reasonably request or deem appropriate;

      (j) oversee and review calculations of fees paid to the Company's service providers;

      (k) oversee the Company's portfolio and perform necessary calculations as required under Section 18 of the Investment Company Act;

      (l) consult with the Audit Committee of the Board, the Authorized Signatories and the Company's independent accountants, legal counsel, custodian and other service providers in establishing the accounting policies of the Company;

      (m) review implementation of any share purchase programs authorized by the Board;

      (n) determine the amounts available for distribution as dividends and distributions to be paid by the Company to its Members and holders of its Notes;

      (o)   prepare and arrange for the printing of dividend notices to Members;

      (p) provide the Company's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions;

      (q) prepare such notices, information and reports as may be required under the Indenture and the Statement of Preferences for the Term Preferred Shares;


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      (r)   provide such assistance to the Company's custodian, transfer agent, trustee, collateral agent, counsel, auditors and other service providers as generally may be required to properly carry on the business and operations of the Company;

      (s) assist in the preparation and filing of Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Section 13 of the Exchange Act and Section 30(h) of the Investment Company Act for the officers, Authorized Signatories and directors of the Company, such filings to be based on information provided by those Persons;

      (t) respond to, or refer to the Company's officers or Authorized Signatories, Members' (including any potential Members) inquiries relating to the Company;

      (u) monitor the Company's status as a regulated investment company under Subchapter M of the Code;

      (v) take all applicable actions under this Agreement and the Principal Documents necessary, advisable or appropriate under any Applicable Law; and

      (w) supervise any other aspects of the Company's administration as may be agreed to by the Company and the Investment Manager.

            All services are to be furnished by any directors, officers, Authorized Signatories or employees of the Investment Manager or its Affiliated Persons as the Investment Manager deems appropriate in order to fulfill its obligations hereunder, and the Investment Manager, in its sole discretion, may delegate or assign any and all of its duties under this Section 2 and any other administrative duties hereunder to any of its Affiliated Persons; provided that no such delegation or assignment shall relieve the Investment Manager of its duties hereunder. In the event of such a delegation or assignment to an Affiliated Person of any such duties, and in connection with the performance of such duties, such Affiliated Person may exercise any of the powers (including powers of attorney) granted to the Investment Manager pursuant to Section 1(b),
Section 1(c)(vi), Section 1(c)(ix), Section 1(c)(x) and clause (a) of Section 12 hereof to the same extent, and on the same terms, as the Investment Manager, and all actions taken by such Affiliated Person pursuant thereto shall be deemed authorized hereunder or under the relevant Principal Documents; provided, however, that any such delegation relates solely to the administrative duties of the Investment Manager hereunder and under the Principal Documents and does not in any way relate to the delegation of investment management or investment advisory duties.


3.          Authority to Bind the Company; No Joint Venture.

      (a) Except as provided in or pursuant to this Agreement, the Investment Manager shall have no authority to bind or obligate the Company. The Company agrees that the Investment Manager is an independent contractor and not a general agent of the Company. Nothing contained herein shall create or constitute the Company and the Investment Manager as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall it be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.


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      (b)   The Investment Manager shall act in conformity with the written instructions and directions of the Board, except to the extent that authority has been delegated to the Investment Manager pursuant to the terms of this Agreement. The Investment Manager will not be bound to comply with any amendment to any Principal Document until it has received written notice thereof and until it has received a copy of the amendment from the Company or the Trustee (as defined in the Indenture); provided that if any such amendment materially and adversely affects the rights or duties of the Investment Manager, the Investment Manager shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto. Without limiting the foregoing and subject to the fiduciary duty of the Board, the Company shall not permit any amendment to any Principal Document that materially and adversely affects the rights or duties of the Investment Manager to become effective unless the Investment Manager has been given prior written notice of such amendment and, in the sole discretion of the Investment Manager, has consented thereto in writing.

      (c) The Investment Manager may, with respect to the affairs of the Company, consult with such legal counsel, accountants and other advisors as may be selected by the Investment Manager. The Investment Manager shall be fully protected, to the extent permitted by Applicable Law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of such counsel, accountants or other advisors. The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of the Board and may also rely on opinions of the Investment Manager's counsel with respect to such instructions, directions and approvals. The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons. The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.


4.          Limitations Relating to Investments.

      (a) Investments Requiring the Investment Committee's Approval. The Investment Manager will establish an Investment Committee (the "Investment Committee") comprised initially of three persons (such number of members being subject to increase or decrease at any time in the sole discretion of the Investment Manager). All of the members of the Investment Committee will be voting members thereof. All of such members will be appointed by the Investment Manager, and initially such voting members will be James G. Dinan, Daniel A. Schwartz and Alan H. Cohen. The Investment Committee will review and discuss the purchase and sale of Investments, and approval by one member of the Investment Committee will be required prior to the purchase or sale of any


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            Investment. The Company shall not be bound by any Investment made by the Investment Manager on behalf of the Company for which the necessary approval has not been obtained.

      (b) Definition of Investments. "Investments" shall mean and include all investments or financial instruments of any type of asset the Company is permitted to make, purchase, trade or effect in accordance with the Principal Documents, including, without limitation, debt securities and debt obligations (including bank loans or interests therein), stocks, warrants and other equity securities, short sales of securities and other instruments, securities lending arrangements, repurchase agreements, and futures, forward contracts, swaps and other derivatives and instruments to manage or hedge interest rate, currency exchange, industry, equity and other risks or otherwise.

      (c) Origination and Other Fees. Origination, management, finders, breakup and similar fees payable with respect to Investments will be payable to the Company rather than the Investment Manager. The Investment Manager will assist the Company with monitoring such fees with a view to maintaining the Company's status as a regulated investment company under the Code, including by attempting to limit income that is not related to investments to no more than 10% of the Company's annual gross income.


5.          Brokerage.

            The Investment Manager shall effect all purchases and sales of Investments in a manner consistent with the rules, regulations and interpretations of the Securities and Exchange Commission that may be put into effect from time to time.


6.          Compensation.

      (a) The Company shall pay to the Investment Manager and the Investment Manager agrees to accept as partial compensation for all services rendered by the Investment Manager as such, a fee (the "Management Fee"), payable on a quarterly basis at the end of March, June, September and December at a rate initially equal to 0.75% per annum of the Management Fee Capital as of such calendar quarter end. "Management Fee Capital" shall mean (i) during the period commencing on the Closing Date and ending on December 31, 2006 (the "Initial Draw Period"), the sum of (A) the aggregate Common Share Commitments, regardless of whether the Company has drawn down such commitments, (B) the aggregate Preferred Share Commitments, regardless of whether the Company has drawn down such commitments, and (C) the aggregate amount of commitments to purchase the Notes, regardless of whether the Company has drawn down or repaid such commitments, and (ii) after the Initial Draw Period, the Net Asset Value of the Company using the applicable quarter-end Net Asset Value of the Company (without reduction for any dividends accrued on Common Shares or the Carried Interest). After December 31, 2007, the Management Fee shall be equal to 1.0% per annum of the Net Asset Value of the Company using the applicable quarter-


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            end Net Asset Value of the Company (without reduction for any dividends accrued on Common Shares or the Carried Interest)

      (b) The Company shall issue to the Investment Manager, at the initial Closing, one share of Series A-2 Preferred Stock (the "Special Share") at a price equal to its Base Liquidation Preference (as such term is defined in the Statement of Preferences for the Special Share) of $1,000. As holder of the Special Share, the Investment Manager shall be entitled to contingent dividends as set forth in the Statement of Preferences for the Special Share. The Company shall not permit any amendment to the Statement of Preferences for the Special Share to become effective, except to the extent required by applicable law, unless the Investment Manager has been given prior written notice of such amendment and, in the sole discretion of the Investment Manager, has consented thereto in writing and such consent shall not be unreasonably withheld. If for any reason the Investment Manager or the Company determines on the advice of counsel that the Statement of Preferences is inconsistent with the requirements of the Investment Company Act or any other Applicable Law in any material respect, or with the requirements of the Code governing regulated investment companies, and that such inconsistency is unlikely to be able to be remedied without material alteration of such Statement of Preferences, then the Company shall repurchase the Special Share at the liquidation preference and will take such other actions or enter into such other transactions, including, without limitation, paying amounts to the Investment Manager, which, on the advice of counsel, may be likely to remedy such inconsistency and which will provide the Investment Manager with amounts that are materially the same as the contingent dividends mentioned above with respect to the Special Share.

      (c) If this Agreement is terminated for any reason prior to the end of the Investment Period, then the Company will engage at its own expense a firm acceptable to the Company and the Investment Manager to determine the maximum reasonable fair value as of the termination date of the Company's Assets and liabilities. After review of such firm's work papers by the Investment Manager and the Company and resolution of any comments therefrom, such firm shall render its report as to valuation within 90 days after notice of termination of this Agreement, and the Company shall promptly pay to the Investment Manager (i) any Management Fees and other fees due under this Agreement (which, for the avoidance of doubt, includes any amount due to the Investment Manager pursuant to Section 6(b) hereof), and
            (ii) the liquidation preference for the Special Share pursuant to the Statement of Preferences that would be payable if all of the consolidated assets of the Company had been sold or realized at the values indicated in such report and any net income and gain had been distributed as of the date of termination. For purposes of calculating the Management Fee payable in respect of clause (i) in the preceding sentence, the date of the termination shall be considered a calendar quarter end for purposes of calculating whether any Management Fee is then payable, and the Management Fee payable in respect of such period shall be prorated based upon the ratio of (x) the number of days elapsed between the end of most recent preceding calendar quarter end through


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            the termination date to (y) the total actual number of days in the calendar quarter in which the termination date occurs.


7.          Expenses.

            The Company will be responsible for paying the Management Fee, fees of the Placement Agent and any other placement agents, organizational and offering fees and expenses relating to the Common Shares, the Term Preferred Shares and the Notes, marketing and travel expenses, dividends on the Preferred Shares (including the Special Share), due diligence and negotiation expenses, research expenses, fees and expenses of custodians, administrators, transfer and distribution agents, trustees, collateral agents, brokerage fees and commissions, dealer spreads, legal fees and expenses of the Company and the Investment Manager incurred in connection with matters relating to or for the Company, fees and expenses of Directors, insurance, including periodic premiums and certain fees payable under the insurance policy for the benefit of the holders of the Term Preferred Shares, filings and registrations, proxy expenses, rating agency fees and expenses, expenses of communications to investors, compliance expenses, audit expenses, interest, taxes, portfolio transaction expenses, costs of responding to regulatory inquiries and reporting to regulatory authorities, costs and expenses of preparing and maintaining the books and records of the Company, indemnification, litigation and other extraordinary fees and expenses and such other fees and expenses as are approved by the Directors as being reasonably related to the organization, offering, capitalization, operation or administration of the Company and any Investments. Expenses associated with the general overhead of the Investment Manager will not be covered by the Company except to the extent paid for with soft dollar arrangements. Notwithstanding the foregoing, and subject to review by the Board, the Company will bear the costs and expenses of the Investment Manager as set forth in Section 9 of the Operating Agreement, which may not be amended without the Investment Manager's written consent. On behalf of the Company, the Investment Manager may advance payment of any such fees and expenses of the Company, and the Company shall reimburse the Investment Manager therefor within 30 days following written request from the Investment Manager. Nothing in this
Section 7 shall limit the ability of the Investment Manager to be reimbursed by any Person (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder. The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Board with receipts or other written vouchers with respect thereto upon request of the Board.


8.          Services to Other Companies or Accounts.

      (a) The Investment Manager and its Affiliated Persons and their respective affiliates, directors, officers, employees, shareholders, managers, members, assigns, representatives or agents (collectively, "Affiliates") may spend substantial time on other business activities, including investment management and advisory activities for entities with the same or overlapping investment objectives, investing for their own account with the Company or for any investor in the Company, financial advisory services (including services for entities in which the Company invests), acting as directors, officers, creditor committee members or in similar capacities, and engaging in any other activities


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            contemplated by Section 9.8 of the Operating Agreement. Subject to
            the requirements of the Investment Company Act and the Advisers Act, the Investment Manager and its Affiliates may (and intend to) engage in such activities and may receive compensation from third parties for their services. Subject to such requirements and the provisions of this Agreement, such compensation may be payable by entities in which the Company invests in connection with actual or contemplated Investments and the Investment Manager may receive fees and other compensation in connection with structuring Investments which may be shared with such other entities.

      (b) The Investment Manager and its respective Affiliates currently do and in the future may manage other funds and accounts other than the assets of the Company, including for certain holders of the Common Shares, the Term Preferred Shares and the Notes (collectively, "Other Adviser Accounts"), that invest in Investments eligible for purchase or sale by the Company. The investment policies, fee arrangements and other circumstances of the Company may vary from those of Other Adviser Accounts. As permitted by the Investment Company Act and any Exemptive Order, the Investment Manager and its related companies generally will allocate investment opportunities in accordance with the Exemptive Order and Applicable Law if no Exemptive Order is issued.


9.          Standard of Care; Exculpation.

      (a) Except as otherwise required by law, none of the Investment Manager or any of its Affiliates shall be liable, responsible or accountable in damages or otherwise to the Company, any Member or any other Person for any loss, liability, damage, settlement, cost or other expense (including reasonable attorneys' fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such Person (other than solely in such Person's capacity as a Member, if applicable) in connection with the establishment, management or operations of the Company or the management of its Investments (including those in connection with serving on boards of directors of, or creditors' committees for, any company in which the Company has made an Investment) except that the Investment Manager shall be liable to the Company if such act or failure to act arises out of the bad faith, willful misfeasance, gross negligence or reckless disregard of the Investment Manager's duty (or such Person's duty, if applicable) to the Company (such conduct, "Disabling Conduct").

      (b) In performing its duties hereunder, the Investment Manager shall endeavor to manage the Investments with the objective of (i) permitting a timely performance of all payment obligations of the Company under the Principal Documents and (ii) maximizing returns on the Common Shares consistent with the investment objectives of the Company. The Company hereby acknowledges that the Investment Manager cannot, and does not, guarantee such timely performance or returns. The Investment Manager shall comply with and perform


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            all the duties and functions that have been specifically delegated to it under the Principal Documents.

      (c) The Investment Manager shall use reasonable efforts to ensure that no action taken by it, and shall not intentionally or with reckless disregard take any action which, would (i) materially adversely affect the Company under, or otherwise violate, any Applicable Law,
            (ii) not be permitted under the Company's organizational documents, or (iii) result in the Company violating, the terms of the Indenture or the Statement of Preferences for the Term Preferred Shares. If the Investment Manager is ordered by the Company to take any action that will, or that reasonably could be expected to, result in any of the consequences specified in the immediately preceding sentence, the Investment Manager shall promptly notify the Company of the Investment Manager's judgment that such action would have one or more of the consequences set forth above and the Investment Manager need not take such action.

      (d) Nothing herein shall be construed in any way to (i) imply a duty hereunder on the part of any Person other than the Investment Manager or the Company, (ii) imply a duty on the part of the Investment Manager to any Person other than the Company or (iii) constitute a waiver or limitation of any rights the Company may have under any U.S. federal or state securities laws.


10.         Indemnification.

      (a) Company Indemnification of the Investment Manager. The Company (the "Indemnifying Party") shall indemnify, defend and hold harmless the Investment Manager, its affiliates and its or their respective members, partners, shareholders managers, directors, officers, employees and agents (each, in such case, an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, costs or expenses (including, without limitation, all reasonable attorney's fees and expenses and accountant's fees and expenses) ("Losses"), in each case in respect of or arising from any acts or omissions made in the performance of the duties of the Investment Manager under this Agreement and the terms of the Principal Documents, except to the extent that any such acts or omissions constitute Disabling Conduct. Notwithstanding anything herein to the contrary, the obligations of the Company under this Section 10 shall be payable solely out of the Investments and the proceeds therefrom.

      (b)   Indemnification Procedures.

            (i) In the event any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party, such Indemnified Party shall promptly notify the Company in writing and the Indemnified Party shall retain counsel reasonably satisfactory to the Company to represent the Indemnified Party and the Company shall pay the fees and disbursements of such counsel related to such proceeding. It is understood that the Company shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Investment Manager. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, provided that written notice of a proposed settlement is provided to the Company no less than ten business days prior to the date of such proposed settlement, consent of the Company to such settlement shall not be required by an Indemnified Party if, as of the date of any such notice to the Company, the Company has not reimbursed the Indemnified Party for fees and expenses of counsel as contemplated herein within 30 days of request for such reimbursement by the Indemnified Party. The Company shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

            (ii) An Indemnifying Party shall make advance payments to each Indemnified Party in connection with the expenses of defending any action with respect to which indemnification might be sought by such Indemnified Party hereunder if the Indemnifying Party receives a written affirmation by such Indemnified Party of the Indemnified Party's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Indemnifying Party if a final decision on the merits by a court or other governmental authority of competent jurisdiction before whom the issue of entitlement to indemnification is subsequently brought determines that such Indemnified Person is not entitled to indemnification. In addition, at least one of the following conditions must be met: (1) the Indemnified Party shall provide adequate security for its undertaking, (2) the Indemnifying Party shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the Disinterested Non-Party Directors, or if a majority vote of such quorum so directs, independent legal counsel in a written opinion shall have concluded, based on a review of readily available facts, that there is substantial reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

            (iii) The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

11. Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms.

      (a) This Agreement shall become effective as of the date hereof and, unless sooner terminated by the Company or Investment Manager as provided herein, shall continue in effect until September 30, 2007. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Company for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (i) the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Company at the time outstanding and entitled to vote and (ii) the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time, without the payment of any penalty, upon giving the Investment Manager 60 days' notice (which notice may be waived by the Investment Manager in its sole discretion), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or by the Investment Manager on 60 days' written notice (in which case notice may be waived by the Company). This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms are given in the Investment Company Act.

      (b) In the event of the death, incapacity or the departure from the Investment Manager of both James G. Dinan and Daniel A. Schwartz, the Investment Manager will promptly notify the Members and the holders of the Notes of such event and that the Investment Manager may be replaced by a designee agreed upon by both (i) the vote of the holders of a majority of the then-outstanding Common Shares and Preferred Shares voting together as a single class and (ii) the vote of the holders of a majority of aggregate amount of indebtedness then outstanding under the Indenture.

      (c) Notwithstanding anything herein to the contrary, Sections 6(c), 7, 9, 10, 11(c), 13, 14, 15, 16, 17, 19, 20, 21, 22, 23, 24, 25, 26 and
            27 of this Agreement shall survive any termination hereof. From and after the effective date of termination of this Agreement, the Investment Manager and its Affiliated Persons shall not be entitled to any Management Fees from and after the date of termination, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination. Upon such termination, and upon receipt of payment of all compensation and reimbursement of expenses owed, the Investment Manager shall as soon as practicable (and in any event within 90 days after such termination) deliver to the Company all property (to the extent, if any, that the Investment Manager has custody thereof) and documents of the Company or otherwise relating to the Assets and liabilities of the Company then in the custody of the Investment Manager (although the Investment Manager may keep copies of such documents for its records). The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any Assets and liabilities of the Company. The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, any of the Principal Documents or any Investment (excluding any such proceeding in which claims are asserted against the Investment Manager or any Affiliated Person of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.


12.         Power of Attorney; Further Assurances.

            In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to (a) sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Investment Manager reasonably deems appropriate or necessary in connection with the Investment Manager's powers and duties under this Agreement, the terms of the Principal Documents and as required by the Investment Company Act and (b) (i) subject to any policies adopted by the Board with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company's Assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. The Investment Manager hereby accepts such appointment. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of the Company; provided, however, that the foregoing power of attorney shall expire, and the Investment Manager shall cease to have any power to act as the Company's attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Company shall execute and deliver to the Investment Manager, or cause to be executed and delivered to the Investment Manager, all such other powers of attorney, proxies, dividend and other orders, and all such instruments as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise hereunder and to facilitate compliance with Applicable Law.


13.         Amendment of this Agreement.

            No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the Investment Company Act. The Company shall promptly provide a copy of any such amendment or waiver to S&P and Moody's.


14.         Notices.

            Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by facsimile, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:


      (a)   If to the Company:

                      York Enhanced Strategies Fund, LLC
                      Attn: Adam J. Semler
                      767 Fifth Avenue, 17th Floor
                      New York, NY  10153
                      Fax:  (212) 300-1301

            with a copy to:

                      Jones Day
                      Attn: David M. Mahle, Esq.
                      222 East 41st Street
                      New York, NY  10017
                      Fax:  (212) 755-7306


      (b)   If to the Investment Manager:

                      York Enhanced Strategies Management, LLC
                      Attn: Adam J. Semler
                      767 Fifth Avenue, 17th Floor
                      New York, NY  10153
                      Fax:  (212) 300-1301
            with a copy to:

                      Arnold & Porter LLP
                      Attn: Richard P. Swanson, Esq.
                      399 Park Avenue
                      New York, NY  10022
                      Fax:  (212) 715-1399

      (c) If to any of the Members, as provided in the Operating Agreement, and if to the Trustee or any holder of the Notes under the Indenture, as provided in the applicable Transaction Document.

            Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 14. Other addresses set forth in this Section 14 shall be changed only with the consent of the relevant addressee.


15.         Binding Nature of Agreement; Successors and Assigns.

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.


16.         Entire Agreement.

            This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter and supersedes all oral communications and prior writings with respect thereto.


17.         Costs and Expenses.

            The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by the Company.


18.         Books and Records.

            In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company's request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-l under the Investment Company Act.


19.         Confidentiality.

            Each party hereto shall follow its customary procedures to keep confidential any information obtained in connection with the services rendered hereunder and contemplated hereby and shall not disclose any such information except (a) with the prior written consent of the other party hereto, (b) such information as any Rating Agency shall reasonably request in connection with their rating of Term Preferred Shares or the Notes, (c) as required by Applicable Law or the request of any regulatory or self-regulating organization, body or official having jurisdiction over it, (d) such information as shall have been publicly disclosed other than in violation of this Agreement, (e) to its members, officers, directors, employees and affiliates, and to its attorneys, accountants and other professional advisers in conjunction with the transactions described herein, (f) such information that was or is obtained by it on a non-confidential basis, (g) such information as may be necessary or desirable in order for it to prepare, publish and distribute to any Person any information relating to the investment performance of the Investments, provided that such disclosure is in compliance with federal and state securities laws, (h) in connection with the enforcement of its rights hereunder and in any dispute or proceeding related hereto, (i) to the Trustee,
(j) to the holders and potential purchasers of or a placement agent with respect to any securities issued by the Company, and (k) such disclosure as the Investment Manager may determine to be in furtherance of the investment objectives of the Company or its duties under this Agreement. In no event, however, shall the Investment Manager be required to disclose to any Person any information relating to particular Investments with respect to which the Company or the Investment Manager is obligated by the terms of governing instruments or other underlying documentation for such Investments to refrain from so disclosing. Notwithstanding anything herein to the contrary, each party may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of this Agreement and the transactions contemplated by this Agreement; provided, however, that neither party shall disclose any other information that is not relevant to understanding the tax treatment or tax structure of this Agreement or the transactions contemplated by this Agreement the disclosure of which is otherwise limited pursuant to this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.


20.         No Recourse.

            The Company's obligations hereunder will be solely the obligations of the Company, and the Investment Manager will not have any recourse to any affiliate of the Company or any of the directors, officers or equity holders of the Company or any of their affiliates with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Notwithstanding any provision hereof, all obligations of the Company and any claims arising from this Agreement or any transactions contemplated by this Agreement shall be limited solely to the proceeds of the Investments available after making any priority payments under the organizational documents of the Company. If payments on any such claims from the Investments are insufficient, no other assets will be available for payment of the deficiency and, following liquidation of all of the Investments, the obligations of the Company to pay such deficiencies will be extinguished.


21.         Survival of Representations, Warranties and Indemnities.

            Each representation and warranty made or deemed to be made herein or pursuant hereto, and each indemnity provided for hereby, shall survive indefinitely.

22.         Remedies Cumulative.

            Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.


23.         No Waiver of Rights.

            A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.


24.         Headings.

            The headings of Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.


25.         Provisions Separable.

            In case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that if there is no basis for such a construction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision substantially impairs the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.


26.         Governing Law; Arbitration.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflict of laws thereof. Notwithstanding anything to the contrary herein, in no event shall any of the provisions hereof be construed in a manner inconsistent with provisions of the Investment Company Act. To the extent permitted by law, any dispute relating to this Agreement or the Company which cannot be amicably resolved among the parties to such dispute shall be resolved by binding arbitration conducted in New York, New York in accordance with the rules of the American Arbitration Association then prevailing, and the decisions of the arbitrators shall be final and binding on all the parties. The costs of the arbitration (other than fees and expenses of counsel, which shall be the responsibility of the parties retaining such counsel) shall be allocated among the parties as determined by the arbitrator.


27.         Execution in Counterparts.

            This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    YORK ENHANCED STRATEGIES MANAGEMENT, LLC

                                    By:
                                       ---------------------------------
                                          Name:
                                          Title:



                                    YORK ENHANCED STRATEGIES FUND, LLC

                                    By:
                                       ---------------------------------
                                          Name:
                                          Title: